As filed with the Securities and Exchange Commission on July 28, 1999.
                              Registration No.333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                              AUDIO BOOK CLUB, INC.
             (Exact name of registrant as specified in its charter)

             Florida                                      65-0429858
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

2295 Corporate Blvd., N.W., Suite 222, Boca Raton, Florida                33431
(Address of principal executive offices)                              (Zip Code)

              1997 Stock Option Plan and 1999 Stock Incentive Plan
                            (Full title of the plan)

                   Norton Herrick, Co-Chief Executive Officer
                              Audio Book Club, Inc.
                      2295 Corporate Blvd., N.W., Suite 222
                            Boca Raton, Florida 33431
                     (Name and address of agent for service)

                                 (561) 241-1426
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE

                                        Proposed   Proposed
                                        Maximum    Maximum
                                        Aggregate  Aggregate    Amount of
Title of Securities  Amounts to be      Price Per  Offering     Registra-
to be Registered     Registered(1)      Share(2)   Price (2)    tion Fee
-------------------  -------------      --------   ---------    --------

Common Stock, no     4,500,000 shares   $9.5685    $43,058,447  $11,970.25
par value

     (1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the stock options granted by the Registrant under its 1997 Stock Option Plan ("97 Plan") and 1999 Stock Incentive Plan ("99 Plan").

     (2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon (a) as to the 1,974,300 shares of common stock issuable upon exercise of options previously granted under the 97 Plan and the 881,500 shares of Common Stock issuable upon exercise of options previously granted under the 99 Plan upon the prices at which such options may be exercised, (b) as to the remaining 25,700 shares issuable upon exercise of options reserved for issuance under the 97 Plan and (c) as to the remaining 1,618,500 shares reserved for issuance upon exercise of options or other stock-based awards under the 99 Plan, on the basis of the average of the high and low prices for the common stock as quoted on the American Stock Exchange on July 22, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

              Item 1.    Plan Information.*

              Item 2.    Registrant Information and Employee
                         Plan Annual Information.*

     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                              AUDIO BOOK CLUB, INC.

                        2,567,500 Shares of Common Stock

     This prospectus relates to an offering by certain selling shareholders of an aggregate of up to 2,567,500 shares of the common stock of Audio Book Club, Inc. issuable upon exercise of options granted from time to time, since September 1997, under either Audio Book Club's 1997 Stock Option Plan or 1999 Stock Incentive Plan as consideration for their employment and for services rendered and/or to be rendered to us. All of the 2,567,500 of common stock are being offered for resale by such selling shareholders pursuant to this prospectus.

     The common stock may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in certain other ways as described in the "Plan of Distribution." Audio Book Club will not receive any of the proceeds from the sale of common stock by the selling shareholders.

     The common stock is traded on the American Stock Exchange under the symbol "KLB". On July 27, 1999, the closing sale price of the common stock as reported by the American Stock Exchange was $12.375.

     An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" Beginning on Page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this Prospectus is July 28, 1999.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     Certain statements in this prospectus or in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. Such factors include, among others, the factors set forth below under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. See "Risk Factors."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Audio Book Club with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

     (a)  Annual  Report on Form 10-KSB for the fiscal year ended  December  31,
          1998;

     (b) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999;

     (c)  Current Report on Form 8-K for the event dated December 14, 1998;

     (d)  Current Report on Form 8-K for the event dated December 31, 1998;

     (e) Current Report on Form 8-K/A (Amendment No. 1) for the event dated December 14, 1998;

     (f) Current Report on Form 8-K/A (Amendment No. 1) for the event dated December 31, 1998;

     (g) Current Report on Form 8-K/A (Amendment No. 2) for the event dated December 31, 1998;

     (h) Current Report on Form 8-K/A (Amendment No. 3) for the event dated December 31, 1998;

     (i)  Current Report on Form 8-K for the event dated April 23, 1999;

     (j)  Current Report on Form 8-K for the event dated June 15, 1999;

     (k)  Current Report on Form 8-K for the event dated July 2, 1999;

     (l) Current Report on Form 8-K/A (Amendment No. 1) for the event dated June 15, 1999;

     (m) Current Report on form 8-K/A (Amendment No. 2) for the event dated June 15, 1999; and

     (n) The description of our common stock contained in our Registration Statement on Form 8-A declared effective October 22, 1997, together with any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

     All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     This prospectus incorporates documents by reference with respect to Audio Book Club that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our company's securities, to whom this prospectus is delivered, upon written or oral request to Mr. John Levy, Audio Book Club, Inc., 20 Community Place, Morristown, New Jersey 07960, telephone: (973) 539-9528.

                              AVAILABLE INFORMATION

     Audio Book Club is subject to the informational requirements of the Securities Exchange Act. We file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports and other information can be read and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of such materials at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our electronic filings made through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's worldwide web site (http://www.sec.gov).

                                   THE COMPANY

     Audio Book Club, Inc. is the nation's largest membership club-based direct marketer of audiobooks. Our membership club is modeled after the "negative option" formula developed by the Book-of-the-Month Club. Each member of our membership club is offered a limited number of audiobooks at a low introductory discounted price and, in return, commits to purchase a minimum number of additional audiobooks over a specified period of time at regular club prices.

     Since commencing operations in 1994, we have invested heavily in our membership recruitment programs to establish and expand our membership base. The recruitment programs have consisted primarily of direct targeted mailings of new member solicitation packages, marketing on the Internet and media advertising.

     We have aggressively pursued marketing opportunities on the Internet by entering into advertising arrangements with respect to audiobooks with various Internet companies including Microsoft Corporation, for its MSNBC web site, MSN.com portal, hot mail and webTV services and link exchange property; Broadcast.com, Inc.; and mail.com. We have established an Internet web site that offers visitors the opportunity to become club members, and offers club members the opportunity to execute transactions online, search our database of tens of thousands of titles and sample thousands of audiobook selections. In December 1998 and June 1999, we also completed the several acquisitions discussed below which has resulted in our Audio Book Club total membership file increasing to over 1.6 million and our total customer base, including our member file, exceeding 2 million names.

     We are seeking to expand our Internet presence and to take advantage of the high volume of traffic that the Audio Book Club web site receives through the creation of a media portal web site. We are currently designing our media portal site to be a fully-integrated web site providing a variety of content and e-commerce opportunities to visitors and customers alike. The site will enable users to click through to our other web sites, to join Audio Book Club, to purchase a variety of products from several different retail categories and to experience the wealth of content that will be featured on the site in both audio and video formats.

     Our Radio Group produces, broadcasts, syndicates, sells and licenses popular "classic" and old-time radio and video programs, including vintage comedy, mystery, detective, adventure and suspense programs, and produces and syndicates three national old-time radio programs broadcast on over 500 radio stations per week with a cumulative audience of approximately 3,000,000 per week. On many of its radio affiliates, it is the dominant number one listened to program in its time slot. Our Radio Group has compiled a mailing list of over 450,000 names of buyers and prospective buyers of old-time radio audiocassettes and video cassettes.

     Our principal executive offices are located at 2295 Corporate Boulevard., N.W., Suite 222, Boca Raton, Florida 33431 and our telephone number is (561) 241-1426. We also have offices located at 20 Community Place, Morristown, New Jersey 07960. The Audio Book Club network of websites includes www.audiobookclub.com; www.mediabay.com, our media portal site; www.audiobook.com, a retail audiobook site; radiospirits.com, our old-time radio site; and www.videoyesteryear.com, our old-time video site.

                               RECENT DEVELOPMENTS

     Acquisition of Doubleday's Audiobooks Direct Club

     On June 15, 1999, our wholly-owned subsidiary acquired from Doubleday Direct, Inc. its business of direct marketing and distribution of audiobooks and related products through Doubleday's Audiobooks Direct Club. At the time of the acquisition, the Audiobooks Direct Club was one of the industry's leading direct marketers of audiobooks using a membership club format. As part of the acquisition, we acquired Audiobooks Direct Club's total membership file of over 500,000 members as well as some of Doubleday's other assets relating exclusively to the Audiobooks Direct Club.

     We also entered into a reciprocal marketing arrangement with Doubleday pursuant to which we received the exclusive rights, with respect to audiobooks, for three years, subject to a one-year extension at no additional cost, and an additional three years at market rates, to insert our new member acquisition materials into the member mailings of Doubleday's consumer book clubs and
Doubleday Select's professional book clubs, as well as distributing our member solicitation packages via direct mail campaigns to the active and inactive Doubleday and Doubleday Select book club membership lists. Subject to exceptions, we will also be Doubleday's exclusive source for audiobooks.

     In addition, Doubleday agreed not to engage in designated activities which compete with our Audio Book Club for five years.

     At the time of the acquisition, together with Doubleday, we announced the launch of a co-branded website to be coupled with an online cross-marketing and advertising campaign. We currently anticipate the launch of this site in August 1999.

     Financings

     In June 1999, in connection with our acquisition of Doubleday's Audiobooks Direct Club, we, Fleet National Bank and ING (U.S.) Capital Corporation amended the terms of our existing credit agreement to provide for our borrowing of an additional $6,000,000 as a term advance under the credit agreement and an additional $4,350,000 from Norton Herrick, and modified the interest rate we pay under the credit agreement. At July 6, 1999, an aggregate of $37.5 million principal amount of indebtedness was outstanding under the credit agreement. The principal amount outstanding under the term advance is payable in quarterly installments commencing on March 31, 1999 through December 31, 2003 as follows: a quarterly payment of $250,000 on March 31, 1999, payments of $330,000 for each of the next three quarters, four quarterly payments of $930,000 in the year 2000, four quarterly payments of $1,550,000 in the year 2001, four quarterly payments of $2,170,000 in the year 2002 and four quarterly payments of $2,790,000 during 2003. We have made the required payments through June 30, 1999.

     In connection with the additional loan in June 1999, we granted the lenders three-year warrants to purchase up to 119,546 shares of our common stock at an exercise price of $14.25, subject to adjustment. As of the date of this prospectus, as a result of anti-dilution adjustments, these warrants are currently exercisable to purchase 119,940 shares of our common stock at an exercise price of $14.20 per share. As of the date of this prospectus, as a result of anti-dilution adjustments, the warrants we issued to the lenders in December 1998 in connection with the initial loan under the credit agreement are currently exercisable to purchase 197,448 shares of our common stock at an exercise price of $9.967 per share.

     In June 1999, we borrowed $4,350,000 from Norton Herrick by issuing a 9% convertible senior subordinated promissory note due December 31, 2004. In a separate letter agreement, we agreed, subject to shareholder approval, that if we refinance or replace the note with debt or equity financing provided by anyone other than Mr. Herrick or a family member or affiliate of Mr. Herrick, we will issue to Mr. Herrick warrants to purchase an additional 125,000 shares of common stock, which warrants shall also be identical to the warrants issued to him in connection with the financing Mr. Herrick provided to us in December 1998. In July 1999, we repaid the $4,350,000 note, plus accrued and unpaid interest, from the proceeds received from the sale of equity securities described below.

     The terms of Mr. Herrick's financings were approved by the independent members of our Board of Directors.

     In June 1999, we sold 50,000 shares of our common stock for gross proceeds of $550,000 to three qualified institutional buyers.

     In July 1999, we sold 540,000 shares of our common stock for gross proceeds of $7,020,000 to three qualified institutional buyers.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling shareholders.

     We have historically experienced significant losses.

     Since our inception, we have incurred significant losses, including losses of $6,242,491 during the year ended December 31, 1996, $4,920,851 during the year ended December 31, 1997, $6,985,264 during the year ended December 31, 1998 and $665,000 for the three months ended March 31, 1999. We had an accumulated deficit of $24,124,000 at March 31, 1999.

     We have outstanding indebtedness which requires us to make timely principal and interest payments.

     We have outstanding indebtedness which is substantial in relation to our shareholders' equity, as well as interest and debt service requirements which are significant compared to our cash flow from operations. As of March 31, 1999, we have approximately $44 million of indebtedness outstanding, which is substantial in relation to our total capitalization. In addition, after March 31, 1999, we increased our outstanding borrowings under our credit agreement by $6 million. Our outstanding indebtedness requires us to make timely interest payments and principal payments. If we do not generate sufficient cash flow from operations or obtain other sources of funds to finance these payments, we may default on our obligations under our indebtedness. Moreover, since our borrowings under the credit agreement are at variable interest rates, we are subject to the risk of paying higher rates on advances under the credit agreement.

     A default under our outstanding indebtedness could have a material adverse effect on our business, including foreclosure by the lenders on our assets.

     Upon the occurrence of an event of default under the credit agreement or the senior subordinated note, our indebtedness thereunder could become immediately due and payable and the lenders under the credit agreement and/or note could foreclose on our assets. All of our assets and the assets and capital stock of our subsidiaries are pledged to the lenders under the credit agreement, and assets of Classic Radio Holding Corp. and Classic Radio Acquisition Corp. are pledged to the lender under the note.

     Our loan agreements contain restrictive covenants which could limit our ability to implement our business plan.

     The terms of our loan agreements with our creditors could limit our ability to implement our business strategy. In addition to substantially prohibiting us from incurring additional indebtedness, our loan agreements limit or prohibit us from:

     o    declaring or paying cash dividends;
     o    merging or consolidating with another corporation;
     o    selling all or substantially all of our assets; or
     o    materially changing the nature of our business.

     Our business would likely be harmed if we are unable to successfully integrate our recently acquired business.

     We have expanded our operations through internal growth and acquisitions, which has placed and is expected to continue to place a significant strain on our management, administrative, operational, financial and other resources. We are dependent upon the services of key personnel acquired in these transactions. We cannot assure you that we will be able to successfully integrate these businesses into our operations or that we will be able to retain key personnel acquired in these transactions. We will likely be materially adversely affected if we are unable to successfully integrate acquired businesses and personnel into our operations.

     The amortization of the goodwill from our recent acquisitions will adversely impact our future operating results.

       As a result of our recent acquisitions, we are required to amortize the excess of costs over net assets and other intangibles acquired, an aggregate of approximately $64.1 million, over periods of up to 20 years. Although this amortization does not have an effect on our available funds, it will be treated as an operating expense that will reduce our reported earnings or increase reported losses. Future acquisitions could result in additional amortization expenses resulting from additional goodwill and other intangibles acquired which would reduce future earnings or increase future losses, as the case may be.

     We may not be able to meet our obligations to repurchase shares of our common stock if the holders of put rights exercise their rights in the future.

     We may not have the necessary funds to meet any obligations to repurchase stock pursuant to puts we have granted. In connection with our recent acquisitions, we granted the sellers the option to sell back to us up to an aggregate of 675,000 shares of our common stock issued to the sellers in connection with the acquisitions. Although the sellers' put options have terminated as to 320,000 of the shares, the sellers outstanding put options require us to purchase from them shares of our common stock, unless the put rights are terminated as a result of our common stock satisfying specified price targets and trading volume requirements, as follows:

          o 25,000 shares at a price of $7.00 per share beginning on December 31, 2000;

          o 25,000 shares at a price of $12.00 per share beginning on October 31, 2001;

          o 25,000 shares at a price of $14.00 per share beginning on December 31, 2003;

          o up to 230,000 shares at a price of $15.00 per share beginning on December 31, 2004; and

          o 50,000 shares at a price of $15.00 per share beginning on December 31, 2005.

Of these shares, 125,000 shares are pledged to us until December 31, 1999 as collateral to secure the sellers' indemnification obligations in the event we suffer an indemnifiable loss. If we suffer a loss and retain any of these shares as indemnification for the loss, the put obligation will terminate as to the shares we retain.

     As of the date of this prospectus, the market value of our common stock was below the guaranteed market prices for most of the remaining put obligations. The market price of our common stock may not exceed the guaranteed market prices at the time that the puts are exercisable and the puts may not terminate.

     Our member recruitment strategy is subject to many risks which, if not successfully addressed, could result in increased member acquisition costs.

     If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase and we may not be able to significantly increase our membership base. The success of direct mail campaigns is subject to a high degree of risk and uncertainties, including the ability to target the type of persons which we believe are likely to join Audio Book Club. We use a variety of modeling and list analysis procedures and techniques as part of our efforts to efficiently target our direct mail campaigns and we intend to increase the number of prospective members to which member solicitation packages will be mailed.

     Because the market for audiobooks is still evolving and is a niche market, it is not certain that the market will continue to grow.

     It is possible that the market for audiobooks may not continue to grow at the current rate or growth trends may reverse. The audiobook market has expanded rapidly, is still evolving and is currently a niche market. The sale of audiobooks through mail order clubs is an emerging retail concept. As is typically the case for products in an evolving industry, the ultimate level of demand and market acceptance for audiobooks is subject to a high degree of uncertainty. A decline in the popularity of audiobooks could adversely affect our business and prospects.

     Failure to respond to factors affecting our business could result in lost sales opportunities or excess inventory from the inability to sell selected titles.

     Our success is largely dependent upon our ability to anticipate and respond to these and other factors affecting the industry, such as economic factors affecting discretionary consumer spending, changes in consumer demographics and the availability of other forms of entertainment. Failure to respond to factors affecting the audiobook industry in a timely manner could result in lost sales opportunities or excess inventory from the inability to sell selected titles. The audiobook market is characterized by continuous introductions of new titles and is subject to changing consumer preferences, which may adversely affect our ability to plan for catalog offerings, anticipate order lead time and accurately assess inventory requirements. While we evaluate many factors to anticipate the popularity and life cycle of selected titles, the ultimate level of demand for specific audiobook titles is subject to a high level of uncertainty. Moreover, sales of a specific audiobook title typically decline rapidly after the first few months following release. Any unanticipated decline in popularity of selected titles could result in excess inventory or require us to sell this inventory at a reduced price.

     Interruption of our supply of audiobooks could result in increased product costs or loss of sales opportunities.

       Our failure to obtain the rights to audiobook libraries or selected audiobook titles, on commercially reasonable terms, or at all, could result in increased product costs or loss of sales opportunities. Many of our license agreements with audiobook publishers are short-term, non-exclusive agreements, typically one or two years in length. A portion of our agreements expire over the next several months, unless renewed. Our success is dependent upon our ability to renew existing license and supply arrangements with respect to audiobook publishers' libraries and to enter into additional arrangements for the supply of new audiobook titles. In addition, we currently enjoy a cost advantage over traditional retailers of audiobooks. If audiobook publishers were to change their policies, our cost advantage could be adversely impaired.

     Our operations could be interrupted if our third-party service providers fail to perform their services.

     We engage third-party service providers to perform processing, billing and data processing services, and warehousing and distribution services. We are dependent upon these third parties to process and deliver orders on a timely basis, and provide friendly, efficient customer service and timely process and collect and accurately report customer payments to avoid delays in collection. Failure by our service providers to perform their services in accordance with our requirements could result in adverse member perception of Audio Book Club or delay collections of receivables, either of which could have a material adverse effect on Audio Book Club. The unavailability or interruption of services from these providers would result in a material interruption of our operations.

     If we incur system interruptions which affect customers' and potential customers' ability to access our web sites, we could be harmed by adverse consumer perception and lost sales opportunities.

     We anticipate that new member and other revenues will become partially dependent on the number of visitors who join as members from and who shop on our web sites. Accordingly, any system interruptions that result in the inability of customers or potential customers to access our web sites could adversely affect consumer perception of our membership clubs and web sites or affect or ability to conduct business over the Internet. Our business strategy includes expanding our Internet web sites and increasing Internet and online computer service advertising. Accordingly, the satisfactory performance, reliability and availability of our web sites, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract visitors to our web sites and maintain adequate customer service levels.

     An increased rate of member loss could adversely affect our revenues and operating results.

     Any significant increase in member attrition could have a material adverse effect on our revenues and operating results. Although we provide various incentives for members to continue in our club, once a member has satisfied his or her commitment to purchase four audiobooks at regular prices, the member has no further commitment to our club. We incur significant upfront expenditures in connection with acquiring new members, including the costs associated with member recruitment advertising and mailings of member welcome packages, as well as the costs of supplying the audiobooks ordered at Audio Book Club's low introductory price, which is significantly below our cost. A member may not honor his or her commitment or membership may be terminated by us for several reasons, including failure to pay for purchases or excessive returns or cancelled orders. The member attrition rate for mail order clubs is typically high and, we believe that Audio Book Club's member attrition rate has been typical of the negative option mail order industry. We may not be able to recoup our costs associated with new members.

     Increased rate of product returns would adversely affect our operating results.

     Product returns which significantly exceed our reserves would adversely affect our operating results. At the time a member orders an audiobook, we establish a reserve for future returns based upon historical return rates and an evaluation of current return trends. Mail order clubs which offer products on a negative option basis have historically experienced high product return rates. We have recently experienced a product return rate of approximately 26%. Our policy is to accept prompt returns of damaged products and, in order to maintain favorable customer relations, we generally accept returns of unopened products.

     Because we sell products on credit, our liquidity and operating results could be adversely impacted if we are unable to collect our receivables.

     We are subject to the risks associated with selling products on credit, including, delays in collection or uncollectibility of accounts receivable. Delays in collection or uncollectibility of accounts receivable could have a material adverse effect on our liquidity and working capital position and could require us to increase our allowance for doubtful accounts. Our accounts receivable have historically increased from period to period and are expected to increase as a result of the anticipated expansion of Audio Book Club's membership base. As of March 31, 1999, allowances for sales returns and doubtful accounts were $2,539,000, which we believe is currently adequate for the size and nature of our receivables.

     The  Year  2000   problems  may  result  in  decreased   sales  for  us  if
certifications we received from our service providers are inaccurate or if our customers and suppliers do not adequately address their Year 2000 concerns.

     Many currently installed computer systems and software products are coded to accept only two- digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This year 2000 issue potentially affects all individuals and companies, including us, our customers, business partners, vendors, suppliers, service providers and the banks we utilize.

     While we believe our systems, and those of our primary service providers and vendors are year 2000 compliant, we are continuing our communications with our principal service providers and vendors to ensure that they are year 2000 compliant. We do not currently anticipate that we will incur significant operating expenses or be required to invest in computer system improvements to be Year 2000 compliant.

     We are developing contingency plans that identify alternative vendors, suppliers and service providers in the event our current vendors, suppliers or service providers suffer significant disruption as a result of year 2000 compliance failures. If third parties with whom we interact have year 2000 problems that are not remedied, the following problems could result:

     o    in the case of vendors and suppliers, in disruption of supply;

     o in the case of service providers, in the receipt of inaccurate or out-of-date data, loss of customer orders, invoices, billing and payment information and disruption in order fulfillment services;

     o in the case of banks, in the disruption of cash flow potentially resulting in liquidity stress; and

     o    in the case of customers, in their inability to place orders.

     Increases in costs of postage and shipping could reduce our net income or increase our net loss if we are unable to pass on the costs to our customers.

     Any unanticipated increase in postal rates could have an adverse effect on our operating results to the extent that we are unable to offset these increases by raising our prices or by implementing more efficient mailing, delivery and order fulfillment methods. Postage and shipping are significant expenses in the operation of our business. As is customary in the mail order industry, we pass on the costs of order fulfillment directly to the member but do not directly pass on the costs of member mailings and member solicitation packages.

     Third parties could obtain access to our member and customer databases and other proprietary information because of the limited protection for our intellectual property.

     Third parties may copy or obtain access to, and use, our member and customer databases and other proprietary know-how, ideas and concepts. In addition, the confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. In the event competitors independently develop or otherwise obtain access to our know-how, concepts, trade secrets or membership database, we may be adversely affected.

     Fluctuations in operating results could impact the trading price of our common stock.

     Because our operating results vary from period to period, comparisons of quarterly results may not be meaningful and should not be relied upon. Fluctuations in quarterly operating results may adversely affect the trading price of our common stock if they are below the expectations of market analysts and investors. Our operating results vary as a result of purchasing patterns of members, the timing, cost, magnitude and success of direct mail campaigns and other member recruitment advertising, member attrition, timing and popularity of new audiobook releases and product returns. Unanticipated events, including delays in securing an adequate supply of popular audiobook titles at the time of peak sales, delays in direct mailing or significant decreases in sales, particularly during peak sales periods, could result in losses during a period which would not be easily reversed before the following year.

     The loss of our key personnel would likely disrupt our operations and have a material adverse effect on our business and prospects.

     Our success is largely dependent upon the efforts of Norton Herrick, Chairman of the Board and Co-Chief Executive Officer, and Michael Herrick, Co-Chief Executive Officer and Vice Chairman of the Board. The loss of the services of either of these officers or other key personnel, despite their having entered into employment agreements would likely disrupt our operations and have a material adverse effect on our business and prospects.

     We could be harmed if affiliates which provide services to us do not continue to provide these services.

     Our business could be harmed if affiliates of ours which currently provide services to us do not continue to provide these services. We share office space with entities affiliated with our officers and have relied on entities affiliated with Norton Herrick for the provision of travel, accounting, administrative and general office services and to obtain general business insurance. Moreover, Mr. Herrick may have a conflict of interest in the allocation of his business time among Audio Book Club and of his other business ventures.

     The Herrick family has significant control over stockholder matters which impacts the ability of other stockholders to have a say in our activities.

     As of the date of this prospectus, Norton Herrick, Michael Herrick and Howard Herrick, in the aggregate, own approximately 43.9% of the actual outstanding common stock of Audio Book Club. Accordingly, they are able to direct our affairs, including electing a majority of our directors and causing an increase in our authorized capital or the dissolution, merger, or sale of Audio Book Club or substantially all of our assets.

     Our stock price has been and could continue to be extremely volatile.

     The market price of our common stock has experienced significant fluctuations since our initial public offering in October 1997. Our common stock is quoted on the American Stock Exchange, which market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the common stock without regard to the operating performance. In addition, the trading price of the common stock could be subject to significant fluctuations in response to:

     o    actual or anticipated variations in our quarterly operating results;

     o    announcements by us or other industry participants;

     o    factors affecting the audiobook industry;

     o changes in national or regional economic conditions, changes in securities analysts' estimates for our competitors' or industry's future performance; and

     o    general market conditions.

The market price of our common stock could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the Internet and online industries.

     The exercise or conversion of outstanding options, warrants or convertible securities by the holders will result in dilution to our shareholders and could adversely affect the market price for our common stock and our ability to obtain additional equity capital.

     To the extent that outstanding options and warrants are exercised, dilution to the percentage ownership of our shareholders will occur and any sales in the public market of our common stock underlying options and warrants may adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the outstanding options and warrants. As of July 6, 1999, there were outstanding options, warrants and other convertible securities to purchase an aggregate of approximately 6,000,000 shares of our common stock at exercise prices ranging from $3.50 to $16.50 per share.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling shareholders. We have agreed to bear certain expenses in connection with the registration of the common stock being offered and sold by the selling shareholders. We will receive proceeds from any exercise by the selling shareholders for cash of options made prior to the sale of any of the shares of common stock underlying such options (except with respect to "cashless exercises") being offered hereby. Such proceeds will be added to our working capital.

                          DESCRIPTION OF CAPITAL STOCK

General

     Audio Book Club is authorized to issue 75,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of July 27, 1999, there were 8,418,920 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution of Audio Book Club, the holders of common stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any preferred stock then outstanding. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

Preferred Stock

     Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Audio Book Club, prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Classified Board of Directors

     Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or to acquire Audio Book Club and may discourage bids for our common stock at a premium.

Transfer Agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

           SHAREHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE

     The following table sets forth certain information with respect to the certain shareholders for which shares are being registered for sale:

                                          Beneficial
                                          Ownership of
                                          Shares of                                                       % of Shares
Shareholders                              Common                                   Shares                 Beneficially
for Which                                 Stock,                                   Beneficially           Owned
Shares are                                Including         Shares                 Owned Assuming         Assuming
Being             Position                Shares Reg-       Registered for Sale    the Sale of the        the Sale of
Registered for    with the                istered           Following Exercise     Shares                 the Shares
Sale              Company                 for Sale          of Stock Options       Registered             Registered
--------------    --------                -----------       -------------------    ---------------        ------------
Norton Herrick    Co-Chief Executive      3,893,547          1,925,000               2,893,547               28.4%
                  Officer and
                  Director

Howard Herrick    Executive Vice          3,941,100            250,000               3,691,100               42.6
                  President and
                  Director

Michael Herrick   Co-Chief Executive        250,000            250,000                       0                  0
                  Officer and
                  Director

John Levy         Executive Vice             51,000             50,000                   1,000                  *
                  President and Chief
                  Financial Officer

Roy Abrams        Director                   10,000             10,000                       0                  0

Carl Wolf         Director                   95,000             22,500                  72,500                  *

Evan Herrick      Consultant                150,000            150,000                       0                  0

Jesse Faber       President and              60,000             60,000                       0                  0
                  Director

----------
* Less than one percent.

     All of the shares registered for sale are issuable upon exercise of options granted from time to time, since September 1997, under the 1997 Stock Option Plan and 1999 Stock Incentive Plan as consideration for the option holders' employment and for services rendered and/or to be rendered to us.

     The above table assumes as to each shareholder named in the above table, or a selling shareholder, the exercise of all of the options granted to such selling shareholder under the Company's 1997 Stock Option Plan and 1999 Stock Incentive Plan whether or not currently exercisable and sale of all of the shares issuable upon exercise of such options but no other options, warrants or convertible securities held by the selling shareholder. We cannot assure you that any options will be exercised or that any shares of common stock offered by selling shareholders hereby will be sold. The selling shareholders are not required to exercise any of the options or to sell any of the shares of common stock offered by selling shareholders.

     The above table also assumes for calculating each selling shareholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such selling shareholder (but not held by any other selling shareholder or person) and are exercisable within 60 days from the date of this prospectus have been exercised and converted.

     The shares beneficially owned by Norton Herrick includes (i) 8,200 shares of common stock held directly by Norton Herrick, (ii) 488,460 shares of common stock held by Howard Herrick, (iii) 488,460 shares of common stock owned of record by the M.E. Herrick Irrevocable Trust, of which Michael Herrick is the sole beneficiary and Howard Herrick is the sole trustee,
     (iv) 1,000,000 shares issuable upon exercise of options granted under the 1997 Stock Option Plan, (v) 150,000 shares of common stock issuable upon exercise of options granted to Evan Herrick under the 1997 Stock Option Plan, (vi) 1,258,427 shares of common stock issuable upon conversion of a promissory note of Audio Book Club and (vii) 500,000 shares of common stock issuable upon exercise of a warrant.

     The shares beneficially owned by Norton Herrick do not include 2,714,180 shares held by the Norton Herrick Irrevocable Trust of which Norton Herrick is the sole beneficiary and Howard Herrick is the sole trustee and 775,000 shares of common stock issuable upon exercise of options granted under the 1999 Stock Incentive Plan that are not exercisable until October 1999. These 775,000 shares are, however, included in the table as shares registered for sale by Norton Herrick. The Norton Herrick Irrevocable ABC Trust agreement provides that Howard Herrick shall have sole voting and dispositive power over the shares held by the trust. Howard Herrick has irrevocably granted to Norton Herrick sole dispositive power with respect to the shares of common stock held by Howard Herrick in his own behalf and on behalf of the M.E. Herrick Irrevocable Trust.

     Evan Herrick has irrevocably granted to Norton Herrick sole voting and dispositive power with respect to the shares of common stock issuable upon exercise of the 150,000 options granted to Evan Herrick. Accordingly, these 150,000 shares have been included in the table as shares registered for sale by each of Norton Herrick and Evan Herrick.

                              PLAN OF DISTRIBUTION

     Our   company  is   registering   the  shares  on  behalf  of  the  selling
shareholders. As used herein, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We have agreed to bear certain expenses in connection with the registration of the shares offered and sold by the selling shareholders. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

     The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Audio Book Club has agreed to indemnify certain of the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange pursuant to Rule 153 under the Securities Act.

     Selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

                                 INDEMNIFICATION

     Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to Audio Book Club or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

     We have entered into indemnification agreements with certain of our employees, officers and consultants. Pursuant to the terms of the indemnity agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse us for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby was passed upon for our company by Atlas, Pearlman, Trop & Borkson, P.A., Ft. Lauderdale, Florida.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Audio Book Club, Inc.'s Annual Report on Form 10-KSB as of and for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Audio Book Club, Inc. as of December 31, 1997 and for the year ended December 31, 1997, incorporated by reference in this prospectus have been audited by KPMG LLP, independent certified public accountants. Such financial statements have been incorporated herein in reliance upon the report of KPMG LLP and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Radio Spirits, Inc. as of December 31, 1997 and for the years then ended, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Audio Book Club, Inc. for the event dated December 14, 1998 have been so incorporated in reliance on the report of BD&A Certified Public Accountants, Ltd., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited carve-out financial statements of The Columbia House Audiobook Club as of December 19, 1997 and December 20, 1996 and for the years then ended, incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Audio Book Club, Inc. for the event dated December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of Audio Books Direct as of June 30, 1998 and June 30, 1997 and for the years then ended, incorporated by reference from Audio Book Club, Inc.'s Form 8-K/A dated July 20, 1999 have been audited by KPMG LLP, independent certified public accountants. Such financial statements have been incorporated herein in reliance upon the report of KPMG LLP, also incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP includes an explanatory paragraph stating that the club has been operated as an integral part of Doubleday Direct, Inc. and has no separate legal existence.

                         WHERE YOU CAN FIND INFORMATION

     Audio Book Club has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to Audio Book Club and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

     We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

================================================================================

                                TABLE OF CONTENTS
                                                               Page
Special Information Regarding
  Forward Looking Information.................................   1
Incorporation of Certain Documents
  by Reference................................................   1
Available Information.........................................   2
The Company...................................................   3
Recent Developments...........................................   4
Risk Factors..................................................   6
Use of Proceeds...............................................  13
Description of Capital Stock..................................  13
Shareholders for Which Shares are
  Being Registered for Sale ..................................  15
Plan of Distribution..........................................  17
Indemnification...............................................  17
Legal Matters.................................................  18
Experts.......................................................  18
Where You Can Find Information................................  19

================================================================================




================================================================================


                                2,567,500 Shares

                                  Common Stock


                              AUDIO BOOK CLUB, INC.


                                  -------------
                                   PROSPECTUS
                                  -------------


                                  July 28, 1999


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.       Incorporation of Documents by Reference.

     The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     1.   Annual  Report on Form 10-KSB for the fiscal year ended  December  31,
          1998;

     2.   Current Report on Form 8-K for the event dated December 14, 1998;

     3. Current Report on Form 8-K/A (Amendment No. 1) for the event dated December 14, 1998;

     4.   Current Report on Form 8-K for the event dated December 31, 1998;

     5. Current Report on Form 8-K/A (Amendment No. 1) for the event dated December 31, 1998;

     6. Current Report on Form 8-K/A (Amendment No. 2) for the event dated December 31, 1998;

     7. Current Report on Form 8-K/A (Amendment No. 3) for the event dated December 31, 1998;

     8.   Current Report on Form 8-K for the event dated April 23, 1999;

     9.   Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999;

     10.  Current Report on Form 8-K for the event dated June 15, 1999;

     11.  Current Report on Form 8-K for the event dated July 2, 1999;

     12. Current Report on Form 8-K/A (Amendment No. 1) for the event dated June 15, 1999;

     13. Current Report on Form 8-K/A (Amendment No. 2) for the event dated June 15, 1999; and

     14. The description of the Company's common stock contained in its Registration Statement on Form 8-A declared effective on October 22, 1997, together with any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          Item 4.       Description of Securities.

          Not applicable.

          Item 5.       Interests of Named Experts and Counsel.

          Not applicable

          Item 6.       Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "Florida Act") contains provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty.

     The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liability for
(i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Registrant has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, the Registrant has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of the Registrant and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse the Registrant for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Item 7.       Exemption from Registration Claimed.

          Not Applicable.

          Item 8.       Exhibits.

         Exhibit No.                  Description
         -----------                  -----------

         5                   Opinion of Atlas, Pearlman,  Trop & Borkson,
                             P.A.

         23.1                Consent of Deloitte & Touche LLP

         23.2(a)             Consent of KPMG LLP

         23.2(b)             Consent of KPMG LLP

         23.3                Consent    of    BD&A    Certified    Public
                             Accountants, Ltd.

         23.4                Consent of PricewaterhouseCoopers LLP

         23.5 Consent of Atlas, Pearlman, Trop & Borkson, P.A. (included in Exhibit 5)

         24.1 Power of Attorney (included on Page II-7 of this Registration Statement)

-------

          Item 9.       Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 27th day of July 1999.

                                   AUDIO BOOK CLUB, INC.


                                   By: /s/ Norton Herrick
                                      ------------------------------------------
                                      Norton Herrick, Co-Chief Executive Officer

     Each person whose signature appears below authorizes each of Norton Herrick and Michael Herrick, or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                                   Title                    Date
---------                                   -----                    ----

/s/ Norton Herrick
-----------------------------     Director, Chairman of  the       July 27, 1999
Norton Herrick                    Board and Co-Chief Executive
                                  Officer (Principal Executive
                                  Officer)
/s/ Michael Herrick
-----------------------------     Director and Co-Chief            July 27, 1999
Michael Herrick                   Executive Officer

/s/ Howard Herrick
-----------------------------     Director and Executive Vice      July 27, 1999
Howard Herrick                    President

/s/ Jesse Faber
-----------------------------     President and Director           July 27, 1999
Jesse Faber

/s/ John Levy
-----------------------------     Executive Vice President and     July 27, 1999
John Levy                         Chief Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

-----------------------------     Director                         July 27, 1999
Carl Wolf


-----------------------------     Director                         July 27, 1999
Roy Abrams

                                  Exhibit Index

     Exhibit No.                      Description                           Page
     -----------                      -----------                           ----

         5              Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

       23.1             Consent of Deloitte & Touche LLP

      23.2(a)           Consent of KPMG LLP

      23.2(b)           Consent of KPMG LLP

       23.3             Consent of BD&A certified Public Accountants, Ltd.

       23.4             Consent of PricewaterhouseCoopers LLP

       23.5             Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                        (included in Exhibit 5)

       24.1 Power of Attorney (included on page II-7 of the Registration Statement)